Exhibit 99.1

Moleculin Announces $15.0 Million Registered Direct Offering

HOUSTON – April 23, 2019 – Moleculin Biotech, Inc., (NASDAQ: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors, today announced that it has entered into definitive agreements with institutional investors to purchase an aggregate of 9,375,000 units at a public offering price of $1.60 per unit in a registered direct offering. Each unit is comprised of one share of common stock and 0.5 of a warrant to purchase one share of common stock.

Each warrant will have an exercise price of $1.75 per share and is exercisable immediately. The warrants will expire five years from the date of issuance. The shares of common stock and the accompanying warrants included in the units can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. The offering is expected to close on or about April 25, 2019, subject to customary closing conditions.

The gross proceeds of the offering are expected to be approximately $15.0 million, prior to deducting the placement agent fees and other estimated offering expenses.

Oppenheimer & Co. Inc. is acting as the sole placement agent for the offering. Roth Capital Partners, LLC and Maxim Group LLC are acting as financial advisors to the Company.

The Company intends to use the net proceeds of the offering to fund its planned clinical trials, preclinical programs, for other research and development activities and for general corporate purposes.

The securities described above are being offered pursuant to a prospectus supplement and an accompanying prospectus forming part of a shelf registration statement on Form S-3 (No. 333-219434) previously filed with and declared effective by the Securities and Exchange Commission (SEC). A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors. The Company’s clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML, WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic cancer and AML, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin Biotech is also engaged in preclinical development of additional drug candidates, including additional Immune/Transcription Modulators, as well as compounds capable of Metabolism/Glycosylation Inhibition.

For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements about the anticipated completion of the offering, the satisfaction of customary closing conditions relating to the offering, and the anticipated use of net proceeds therefrom. Although Moleculin Biotech believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements as a result of various important factors, including: market conditions that may affect the timing, terms and conditions of the offering, our ability to satisfy the conditions to closing of the offering and other matters affecting our ability to consummate the offering on terms acceptable to us. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts

Joe Dorame, Robert Blum or Joe Diaz

Lytham Partners, LLC

602-889-9700

mbrx@lythampartners.com